EXHIBIT 23.1


Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 of AMERICAN TONERSERV CORP. for the registration of 8,146,550 shares of its common stock and to the incorporation by reference therein of our report dated April 12, 2006, with respect to the financial statements of AMERICAN TONERSERV CORP. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2005 and 2004, filed with the Securities and Exchange Commission on April 17, 2006.

/s/ Stonefield Josephson, Inc
STONEFIELD JOSEPHSON, Inc.

San Francisco, California
August 28, 2006